FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-51879

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1998)

                                  SEPRACOR INC.
                    ----------------------------------------

               $189,475,000 PRINCIPAL AMOUNT OF 6 1/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (Interest payable August 15 and February 15)
                    ----------------------------------------

                        4,012,617 Shares of Common Stock
                           ($0.10 par value per share)
                              ---------------------

         The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                              SELLING STOCKHOLDERS

         The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows:


                                                           Amount of                                     Shares of
                                    Amount of              Debentures                                  Common Stock
                                 Debentures that          Owned Before         Shares That May         Owned Before
            Name                   May be Sold              Offering              be Sold(1)             Offering
            ----                 ---------------          ------------         ---------------         -------------
ICI American
Holdings Trust                         $425,000               $425,000                  8,972                     0

Zeneca Holdings Trust                   425,000                425,000                  8,972                     0

State of Delaware
PERS                                  1,000,000              1,000,000                 21,110                     0

Starvest Fund-
Discretionary                           500,000                500,000                 10,555                     0

State of Oregon/SAIF
Corporation                           4,000,000              4,000,000                 84,443                     0

State of Oregon PERS                  4,500,000              4,500,000                 94,998                     0

Nalco Chemical Corp.
Retirement                              225,000                225,000                  4,749                     0







Kapiolani Medical
Center for Women and
Children                              100,000                100,000                  2,111                     0

Hawaiian Airlines
Pension for Salaried
Employees                              15,000                 15,000                    316                     0

Hawaiian Airlines
Pilots' Retirement Plan                70,000                 70,000                  1,477                     0

Hawaiian Airlines
Pension Plan - IAM                     50,000                 50,000                  1,055                     0

Allstate Insurance
Company                             2,000,000              2,000,000                 42,221                     0

Shepard Investments
International Inc.                 14,875,000             14,875,000                314,023                     0

Silverton International
Fund Limited                        1,500,000              1,500,000                 31,662                     0

Nomura Securities
(Bermuda) Ltd.                     10,000,000             10,000,000                211,108                     0

Paloma Securities
L.L.C.                              1,725,000              1,725,000                 36,416                     0

Bost & Co., as
nominee for Mellon
Securities Trust
Company                               100,000                100,000                  2,111                     0

Ell & Co., as nominee
for The Northern
Trust Company of
New York                              580,000                580,000                 12,244                     0

Salkeld & Co., as
nominee for Bankers
Trust Company                         615,000                615,000                 12,983                     0

Bankers Trust
Company                             1,500,000              1,500,000                 31,662                     0

Bear Stearns Securities
Corp.                               1,500,000              1,500,000                 31,662                     0

The Income Fund of
America, Inc.                       7,350,000              7,350,000                155,164                     0

The TCW Group, Inc.                12,315,000             12,315,000                259,980                     0

Deutsche Bank AG                   12,105,000             12,105,000                255,546                     0

Morgan Stanley Dean
Witter                             96,869,605             96,869,605              2,045,000                     0

Unknown (2)                        15,130,395             15,130,395                319,415                     0
--------------------

(1) Assumes conversion of full amount of Debentures held by such holder at the initial rate of $47.369 in principal amount of Debentures per share of Common Stock.

(2) Certain of the Debentures are currently evidenced by a global Debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Therefore, the Company is unable to provide the names of the remaining Selling Stockholders.


                    The date of this Prospectus Supplement is
                                  July 7, 1998